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EXHIBIT 99.1

NEWS RELEASE
For Immediate Release

Contact:	Kenneth R. Posner, President & Chief Financial Officer, 312-202-1924 Chart House Enterprises, Inc.

Chart House Enterprises, Inc. Announces Sale of Chart House
Restaurants To Landry's Restaurants, Inc.

        CHICAGO, May 20, 2002—Chart House Enterprises, Inc. (OTCBB: FISH) announced that it has agreed to sell its Chart House and Peohe's restaurants, located predominantly on the East and West coasts of the United States, to Landry's Restaurants, Inc. (NYSE: LNY).

        Chart House Enterprises will sell to Landry's the 38 existing Chart House restaurants and one Peohe's restaurant and other assets for $45.5 million in cash as well as the assumption of certain related working capital liabilities. The Angelo & Maxie's restaurants, also owned by Chart House Enterprises, are not included in the transaction. Upon the closing of the transaction, which is anticipated to occur within the next 60 days, Chart House Enterprises will change its corporate name. The transaction is subject to satisfaction of certain conditions, including approval by the stockholders of Chart House Enterprises and review under the Hart-Scott-Rodino Act.

        "After an extensive review and evaluation of strategic alternatives, we are pleased to announce this transaction with Landry's Restaurants," said Thomas J. Walters, Chief Executive Officer. Mr. Walters added, "Chart House restaurants have experienced many positive and exciting changes over the last four years. This transaction will allow the brand, and our approximately 3,000 dedicated employees, a tremendous opportunity for continued growth under the leadership of one of the largest operators in the $7 billion plus seafood dining segment of the industry. Importantly, the sale provides the funds necessary to retire all of our senior and subordinated debt."

        Following the closing of the Chart House and Peohe's transaction, Chart House Enterprises' remaining operations will consist primarily of the six Angelo & Maxie's steakhouses. "The Angelo & Maxie's brand has developed a significant niche in the very competitive steakhouse market. We believe this exciting brand has a very bright future," Mr. Walters concluded.

        Headquartered in Chicago, Chart House Enterprises, Inc. currently operates 45 restaurants in the continental United States. They include the California-inspired Chart House Restaurants, known for great seafood, spectacular locations, and breathtaking views, Angelo and Maxie's, a sophisticated steakhouse with oversized portions at reasonable prices, and the South Pacific-inspired Peohe's Restaurant located in Coronado, California.

        Certain of the statements contained in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include financial projections, estimates and statements regarding plans, objectives and expectations of the Company and its management. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Information on significant potential risks and uncertainties is set forth more fully in the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10- Q, reports on Form 8-K and annual reports on Form 10-K.

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  EXHIBIT 99.1